Exhibit 99.1

                                  News Release

For Immediate Release                                             August 1, 2006

           CARROLLTON BANCORP REPORTS SECOND QUARTER NET INCOME AND A
                            $0.11 QUARTERLY DIVIDEND


BALTIMORE, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced today net income for the second quarter of 2006 of $58,000 ( $0.02 per diluted share) compared to $634,000 ( $0.22 per diluted share) for the second quarter of 2005, a 91% decrease. Net income for the six month period ended June 30, 2006 totaled $926,000 ($0.32 per diluted share) compared to $1.0 million ($0.37 per diluted share) for the prior year period, a 12% decrease.

The earnings for the second quarter were significantly affected by recording a before tax charge of approximately $1.8 million ($1.2 million after tax) representing the loss from a previously announced check kiting scheme by one of the Bank's commercial customers. The earnings for the six month period ended June 30, 2006 also includes a charge of approximately $2.3 million representing a prepayment penalty for restructuring a $35 million FHLB advance at 6.84% maturing February 2, 2010. This charge was substantially offset by a gain of approximately $2.2 million from the sale of equity securities.

"The Company's core earnings of over $1.2 million exceed any quarterly earnings in the Company's 104 year history. It is fortunate our earnings were strong, but, unfortunate that the check kiting scheme has diminished the very positive core earnings growth of the Company," said Robert A. Altieri, President and Chief Executive Officer. Excluding the check kiting charge, net income for the second quarter would have been $1.2 million ($ 0.43 per diluted share) and net income for the six month period would have been $2.1 million ($0.73 per diluted share) or a 98% increase over the first six months of 2005..

Carrollton Bancorp also announced a quarterly dividend of $0.11 per share, payable September 1, 2006 to shareholders of record on August 11, 2006.

In 2001 Carrollton Bancorp outlined a strategy to focus on commercial lending. By following this strategy, the Company's asset base continued to improve. Total assets for the period ended June 30, 2006 compared to June 30, 2005 reflect a 2% increase to $342.4 million. However, cash and cash equivalents decreased $20.1 million and were reinvested in higher yielding loans and investments. Net loans increased 9% or $20.7 million from $224.4 million at June 30, 2005 to $245.1 million at June 30, 2006. Investments increased 18% or $8.4 million to $54.3 million at June 30, 2006. Total deposits increased 12% or $29.0 million to $274.9 million while higher cost borrowings decreased 38% or $20.7 million. During the same period, stockholders' equity decreased $1.5 million or 4% to $33.3 million or 9.7 % of total assets compared to 10.3% at June 30, 2005. The decrease was due primarily to the reduction in the comprehensive income from the sale of the equity securities, the repurchase of shares, and dividends paid partially offset by net income.

The high quality loan portfolio coupled with a low delinquency rate and charge off rate enabled the Company to maintain its current allowance for loan losses without increasing its provision for 2006. The Company did not record any provisions for loan losses in the second quarter of 2006 and 2005 as well as for the first six months of 2006 and 2005. The allowance for loan losses represented 1.31% of outstanding loans at June 30, 2006.

Carrollton Bancorp has seen improvement in its net interest income as evident by the $855,000 or 31% increase when comparing the second quarter of 2006 to 2005. The increase in net interest income was due to a $19.6 million increase in earning assets, primarily commercial loans and investment securities. Also, the Company's net interest margin increased to 4.66% for the quarter ended June 30, 2006 from 3.70% in the comparable quarter in 2005. The yield on interest earning assets increased 1.24% while the yield on interest bearing liabilities increased 0.37%.

Noninterest income continues to be a large contributor to the Company's profitability. The majority of the Company's non-interest income is derived from two sources; the Bank's Electronic Banking Division and Carrollton Mortgage Services, Inc., (CMSI) a subsidiary of Carrollton Bank. Noninterest income decreased 25% or $663,000 to $2.0 million in the second quarter of 2006 compared to the second quarter of 2005. This decrease was due primarily to the Electronic Banking Division's revenue decreasing $820,000 or 61% as a result of the decrease on Point of Sale revenue and ATM fees related to the termination of the Wal-Mart ATM agreement announced in September 2005 and effective January 22, 2006. Partially offsetting this decrease were increases in service charges and other fees and commissions.

Noninterest expenses were $5.6 million in the second quarter of 2006 compared to $4.4 million in 2005, an increase of $1.1 million or 25%. The increase was due to the $1.8 million charge from the check kiting scheme and was partially offset by the elimination of personnel, transaction fees and other operating expenses related to the termination of the Wal-Mart ATM agreement.

Comparing the first six months of 2006 and 2005, net interest income increased by $1.6 million or 30% due to average interest earning assets increasing $19.1 million. In addition, the Company's net interest margin for the first six months of 2006 compared to 2005 increased from 3.75% to 4.53%. This was a result of the asset yields increasing more rapidly than deposit and borrowing costs.

For the first six months of 2006, noninterest income was $5.9 million compared to $5.0 million for the same period in 2005, an increase of $949,000 or 19%. The increase was due primarily to the $2.1 million gain on the sale of securities, a 57% or $284,000 increase in service charges and a 5% or $64,000 increase in the fees and commissions earned by CMSI partially offset by the 57% or $1.5 million decrease on Point of Sale revenue and ATM fees related to the termination of the Wal-Mart ATM agreement.

Noninterest expenses were $11.6 million for the first six months of 2006 compared to $8.8 million for the same period in 2005, a 32% increase. The increase was due to the $1.8 million charge from the check kiting scheme and the $2.3 million prepayment penalty for restructuring the FHLB advance partially offset by the elimination of transaction fees and other operating expenses related to the termination of the Wal-Mart ATM agreement.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
--------------------
Carrollton Bancorp
------------------

                                        Three Months Ended June 30,           Six Months Ended June 30,
                                        ---------------------------         ---------------------------
                                            2006          2005       %          2006          2005        %
                                         (unaudited)   (unaudited) Change    (unaudited)   (unaudited) Change
-------------------------------------------------------------------------   ---------------------------------
Results of Operations
---------------------
Net interest income                     $  3,599,998  $  2,745,183    31%   $  7,083,721  $  5,464,944    30%

Provision for loan losses                          -             -                     -             -
Noninterest income                         1,986,531     2,649,218   -25%      5,926,782     4,977,807    19%
Noninterest expenses                       5,558,716     4,435,408    25%     11,647,684     8,802,651    32%
Income taxes(benefit)                        (30,557)      324,661  -109%        436,589       593,172   -26%
Net income                              $     58,370  $    634,332   -91%   $    926,228  $  1,046,928   -12%

Per Share
---------
Net income - diluted                    $       0.02  $       0.22   -91%   $       0.32  $       0.37   -13%
Cash dividends declared                         0.11          0.10    10%           0.22          0.20    10%
Book value                                     11.83         12.20    -3%          11.83         12.20    -3%
Common stock closing price                     17.75         14.60    22%          17.75         14.60    22%

At June 30
----------
Short term investments                                                      $  8,060,134  $ 15,217,624   -47%
Investment securities                                                         62,127,989    45,823,640    36%
Gross loans (net of unearned income)(a)                                      259,276,947   242,270,785     7%
Earning assets                                                               317,654,174   298,012,023     7%
Total assets                                                                 342,426,328   336,229,121     2%
Total deposits                                                               274,877,124   245,886,112    12%
Shareholders' equity                                                          33,274,082    34,765,758    -4%

Common shares
-------------
outstanding                                                                    2,813,268     2,850,298    -1%
-----------

Average Balances
----------------
Short term investments                  $  8,833,430  $ 26,542,791   -67%   $ 12,533,227  $ 17,993,887   -30%
Investment securities (b)                 50,075,287    40,818,815    23%     49,604,199    37,970,883    31%
Gross loans (net of unearned income)(a)  254,700,579   238,931,404     7%    255,246,289   238,327,019     7%
Earning assets                           313,609,296   306,293,010     2%    317,383,715   293,287,758     8%
Total assets                             349,332,768   338,166,964     3%    349,332,768   329,689,742     6%
Total deposits                           263,170,139   247,158,562     6%    265,714,916   238,882,619    11%
Shareholders' equity                      33,910,806    34,449,088    -2%     34,498,515    34,370,555     0%

Earnings Ratios
---------------
Return on average total assets                  0.07%         0.75%  -91%           0.64%         0.77%  -16%
Return on average shareholders' equity          0.69%         7.37%  -91%           6.59%         7.37%  -10%
Net yield on average earning assets             7.28%         5.99%   22%           7.14%         6.01%   19%
Net interest margin                             4.66%         3.81%   22%           4.53%         3.75%   21%

Credit Ratios
-------------
Nonperforming assets as a percent of
 period-end loans and foreclosed real
 estate                                                                             0.19%         0.93%  -79%
Allowance to total loans                                                            1.31%         1.51%  -13%
Net loan losses to average loans                                                    0.03%         0.01%  123%

Capital Ratios (period end)
---------------------------
Shareholders' equity to total assets                                                9.72%        10.34%   -6%
Leverage capital                                                                    9.49%         9.29%    2%
Tier 1 risk-based capital                                                          12.04%        11.85%    2%
Total risk-based capital                                                           13.38%        14.49%   -8%

(a)  Includes loans held for sale
(b)  Excludes market value adjustment on securities available for sale